Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333−132461

PROSPECTUS SUPPLEMENT DATED AUGUST 16, 2006
TO PROSPECTUS DATED AUGUST 14, 2006

16,800,000 SHARES

WHERIFY WIRELESS, INC.

Common Stock

This Prospectus Supplement should be read in conjunction with our Prospectus dated August 14, 2006, and in particular the discussion under “Liquidity and Capital Resources” beginning on page 36 of the Prospectus.

This Prospectus Supplement includes the attached Current Report on Form 8−K of Wherify Wireless, Inc., filed with the Securities and Exchange Commission on August 15, 2006.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. See "Risk Factors" beginning on page 4 of the accompanying Prospectus for a description of certain factors that should be considered by prospective Investors.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 16, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
August 15, 2006

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In recent disclosures made by Wherify Wireless, Inc. in the course of filing and amending its registration statements on Form SB-2, the company had disclosed that as of July 31, 2006 it had cash and cash equivalents of approximately $0.3 million and restricted certificates of deposit of approximately $1.3 million and that the company believed its cash balance was adequate to continue its current business plan into August 2006. The company believes that it is now material to communicate to its shareholders that as of August 15, 2006 the company has cash and cash equivalents of approximately $1.1 million and restricted certificates of deposit of approximately $1.3 million. The cash and cash equivalents have been received primarily through recent capital raising transactions rather than operations. As the company has limited revenues, it will need to raise additional working capital in the near future to satisfy past and current obligations. The company believes that its current cash balance will be adequate to continue its current business plan into October 2006.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: August 15, 2006	By:	/s/ Mark E. Gitter
Name: Mark E. Gitter
Title: Chief Financial Officer, Treasurer